UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2011

Norcraft Holdings, L.P.

Norcraft Companies, L.P.

(Exact name of registrants as specified in their charters)

Delaware	333-119696	75-3132727
Delaware	333-114924	36-4231718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (800) 297-0661

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Supplemental Indenture

On May 3, 2011, Norcraft Holdings, L.P. (the “Holdings”) announced that it had received the requisite consents in connection with its previously announced tender offer and consent solicitation for its and Norcraft Capital Corp.’s outstanding 9.75% Senior Discount Notes due 2012 (the “Notes”). Holdings and Norcraft Capital Corp. entered into a Supplemental Indenture, dated as of May 2, 2011 (the “Supplemental Indenture”), with U.S. Bank National Association, as Trustee (the “Trustee”), which supplements the Indenture, dated as of August 17, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Holdings, Norcraft Capital Corp. and the Trustee, governing the Notes.

The Supplemental Indenture implements the proposed amendments to the Indenture as described in Holdings’ Offer to Purchase and Consent Solicitation Statement dated April 19, 2011 (the “Offer to Purchase”). The proposed amendments eliminate or modify substantially all of the restrictive covenants, the obligation to offer to repurchase Notes upon a change of control, certain events of default and related provisions in the Indenture and the Notes. The Supplemental Indenture became effective upon execution, but the proposed amendments will not become operative until acceptance of the Notes for purchase by Holdings pursuant to the terms and conditions described in the Offer to Purchase.

This description of the Supplemental Indenture and related matters is not complete and is qualified in its entirety by the actual terms of the Supplemental Indenture, a copy of which is incorporated herein by reference and attached hereto as Exhibit 4.1.

Item 8.01 Other Events.

On May 3, 2011, Holdings issued a press release announcing the results of its previously announced tender offer and consent solicitation for the Notes. As of 5:00 p.m., New York City time, on May 2, 2011, Holdings received tenders and consents from the holders of approximately $47.9 million aggregate principal amount, or approximately 89.3%, of the outstanding Notes. The withdrawal deadline for the tender offer and consent solicitation has passed. Any Notes previously tendered may no longer be withdrawn and any consents previously delivered may no longer be revoked. The tender offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on May 16, 2011, unless extended or earlier terminated by Holdings (the “Expiration Date”). A copy of the press release is furnished herewith as Exhibit 99.1.

The tender offer and consent solicitation remain conditioned on the satisfaction of certain conditions, including, among other things, the receipt by Holdings of at least $56.0 million in gross proceeds from a proposed private placement of notes (the “Refinancing Condition”). As the Refinancing Condition has not yet been satisfied, no Notes will be accepted for purchase by Holdings and no consent payments will be made by Holdings at this time. If any of the conditions are not satisfied prior to the Expiration Date, Holdings is not obligated to accept for payment or to purchase or pay for any tendered Notes or make any consent payment, subject to applicable laws, and may even terminate its tender offer and consent solicitation or amend its tender offer and consent solicitation to extend the Expiration Date until such time as all conditions are satisfied.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4.1	Supplemental Indenture, dated as of May 2, 2011, by and among Norcraft Holdings, L.P., Norcraft Capital Corp. and U.S. Bank National Association, as Trustee, related to the 9.75% Senior Discount Notes due 2012.

99.1	Press release, dated May 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2011

By:	/s/ LEIGH GINTER
Leigh Ginter
Chief Financial Officer